SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                                 ---------------

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 29, 1996


                           HIGHWOODS PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)



                                    Maryland
                            (State of Incorporation)




            1-13100                                      56-1871668
     (Commission File Number)                 (IRS Employer Identification No.)


  3100 Smoketree Court, Suite 600                          27604
     Raleigh, North Carolina                             (Zip Code)
(Address of principal executive offices)




                                 (919) 872-4924
              (Registrant's telephone number, including area code)



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Item 2: Acquisition or Disposition of Assets

         On April 29, 1996, Highwoods Properties, Inc. ("Highwoods") entered into a Stock Purchase Agreement with the owners of approximately 83% of the common stock of Crocker Realty Trust, Inc. ("Crocker"). In addition, Highwoods has signed an Agreement and Plan of Merger with Crocker pursuant to which Highwoods will acquire 100% of Crocker's common stock. The transaction, which has been approved by each company's Board of Directors, is expected to close in the third quarter of 1996.

         The Crocker portfolio consists of 70 suburban office properties encompassing 5.7 million square feet. Crocker's properties are located in 16 southeastern markets, of which five are existing Highwoods markets (including Charlotte, NC; Raleigh, NC; and Nashville, TN) and 11 represent new markets for Highwoods (including Greenville, SC; Tampa, FL; Memphis, TN; and Atlanta, GA). The properties are 95% leased and are primarily located in business park settings. Highwoods will not acquire undeveloped land in the transaction. Crocker is expected to distribute 243 acres of undeveloped land and certain other assets, net of certain liabilities, to its shareholders prior to the merger.

         After the completion of the transaction, the Highwoods portfolio will be comprised 72% of suburban office, 17% of industrial and 11% of service properties based upon square footage and will include 165 suburban office properties, 35 industrial properties and 69 service properties. The portfolio occupancy rate is expected to be approximately 94%.

         Under the terms of the Stock Purchase Agreement, Highwoods will acquire for $11.02 per share in cash, subject to adjustment, the common stock of Crocker owned by (i) AP CRTI Holdings, L.P., an affiliate of Apollo Real Estate Advisors, (ii) AEW Partners, L.P. (an investment partnership advised by Aldrich Eastman Waltch) and (iii) Crocker management (Thomas J. Crocker and his wife, Barbara F. Crocker, Richard S. Ackerman and Robert E. Onisko). The shares to be purchased under this agreement total 22.4 million of the approximately 27.0 million Crocker common shares outstanding. The remaining shares will be purchased for the same cash price per share pursuant to the Agreement and Plan of Merger. The aggregate value of the transaction is approximately $540 million, including the assumption of certain Crocker indebtedness. The Stock Purchase Agreement and Agreement and Plan of Merger are irrevocable, subject to certain limited conditions of closing.

         Highwoods expects to finance the cash purchase of Crocker's shares initially by utilizing the proceeds from a $250 million unsecured credit facility and a $100 million unsecured interim facility led by NationsBank. The credit facility commitment is an increase from the current amount of $140 million. Both the credit facility and the interim facility bear interest at a rate of LIBOR + 150 basis points. The $250 million facility has a 36-month term with certain conversion rights after nine months. Highwoods' objective is to maintain a conservative and flexible balance sheet, and, therefore, the company intends to finance the merger on a permanent basis through the issuance of a combination of private and public equity.


Item 7. Financial Statements and Exhibits

         (a) Financial statements of business acquired

             It is impracticable to provide the required financial statements at the time of the filing of this report. The required financial statements will be filed as soon as practicable, but not later than July 12, 1996.

         (b) Pro forma financial statements

             See text at Item 7(a).

         (c) Exhibits

              2.1 Stock Purchase Agreement among AP CRTI Holdings, L.P., AEW Partners, L.P., Thomas J. Crocker, Barbara F. Crocker, Richard S. Ackerman and Robert E. Onisko and Highwoods Properties, Inc. and Cedar Acquisition Corporation, dated as of April 29, 1996. (Incorporated by reference to Exhibit A of Schedule 13D of Highwoods Properties, Inc., dated April 29, 1996.)



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              2.2   Agreement  and  Plan  of  Merger  by  and  among   Highwoods
                    Properties,  Inc.,  Crocker  Realty  Trust,  Inc.  and Cedar
                    Acquisition  Corporation,   dated  as  of  April  29,  1996.
                    (Incorporated by reference to Exhibit B of Schedule 13D of Highwoods Properties, Inc., dated April 29, 1996.)

              10.1 Amended and restated Commitment Letter between NationsBank, N.A. and Highwoods/Forsyth Limited Partnership, dated as of May 7, 1996. (Incorporated by reference to Exhibit C of
                    Schedule 13D of Highwoods Properties, Inc., dated April 29, 1996.)


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      HIGHWOODS PROPERTIES, INC.


                                      /s/ Carman J. Liuzzo
                                      ------------------------------------------
                                      Carman J. Liuzzo
                                      Vice President and Chief Financial Officer



Date: May 14, 1996


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